                                                                    EXHIBIT 11.1

                             RADIANT SYSTEMS, INC.
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                    YEAR ENDED            THREE MONTHS
                                   DECEMBER 31,          ENDED MARCH 31,
                                 ------------------ ---------------------------
                                          PRO FORMA                   PRO FORMA
                                          COMBINED                    COMBINED
                                  1996      1996     1996     1997      1997
                                 -------  --------- -------  -------  ---------
PRIMARY AND FULLY DILUTED
Pro forma net income (loss) be-
 fore extraordinary item.......  $(2,156)  $(2,470) $  (932) $   455   $  (344)
                                 =======   =======  =======  =======   =======
Pro forma net income (loss)....  $(2,156)  $(2,470) $  (932) $   324   $  (476)
                                 =======   =======  =======  =======   =======
Weighted average Common Stock
 outstanding during the
 period........................    8,300     8,927    8,300    9,847    10,475
Cheap Stock(1).................    2,800     2,800    2,850    3,278     3,278
                                 -------   -------  -------  -------   -------
 Total.........................   11,100    11,727   11,150   13,125    13,753
                                 =======   =======  =======  =======   =======
EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE:
Income (loss) before extraordi-
 nary item.....................  $ (0.19)  $ (0.21) $ (0.08) $  0.03   $ (0.02)
Extraordinary loss on early ex-
 tinguishment of debt..........        0         0        0    (0.01)    (0.01)
                                 -------   -------  -------  -------   -------
Per share amount...............  $ (0.19)  $ (0.21) $ (0.08) $  0.02   $ (0.03)
                                 =======   =======  =======  =======   =======
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(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83,
    common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented, regardless of whether they are antidilutive.